UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐Preliminary Proxy Statement

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☐Definitive Proxy Statement

☐Definitive Additional Materials

☒Soliciting Material under § 240.14a-12

GTY Technology Holdings Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

This Schedule 14A filing consists of a press release issued by GTY Technology Holdings Inc. (the “Company”) announcing its financial results for the quarter ended March 31, 2022 that includes disclosure regarding the proposed acquisition of the Company by GI Georgia Midco Inc. (“Parent”) and GI Georgia Merger Sub Inc. (“Merger Sub”) pursuant to the terms of an Agreement and Plan of Merger, dated April 28, 2022, by and among the Company, Parent and Merger Sub.

The press release was first used or made available on May 9, 2022.

GTY Technology Holdings Announces First Quarter Financial Results

Annual recurring revenue of $54.8 million, up 24% year-over-year

Total first quarter revenue of $15.9 million, up 20% year-over-year

(Boston, MA, May 9, 2022) – GTY Technology Holdings Inc. (Nasdaq: GTYH) (“GTY”), a leading vertical SaaS/Cloud solution provider for the public sector, today announced financial results for the first quarter ended March 31, 2022.

“Our first quarter results mark a strong start to the year after record revenues in fiscal year 2021,” stated TJ Parass, CEO of GTY. “These results are a testament to our focused execution and the strong demand for our products as more and more public sector organizations are pushing to modernize and transform their operations. We are also pleased to have announced our potential acquisition by GI Partners, which we believe would support GTY to build on this momentum and unlock the next phase of growth for our company.”

First Quarter 2022 Financial Highlights

•

Revenue: Total GAAP revenue for the first quarter of 2022 was $15.9 million, up 20% compared to $13.3 million in the first quarter of 2021. Total non-GAAP revenue for the first quarter of 2022 was $16.0 million, up 20% compared to $13.4 million in the first quarter of 2021.

•

Gross Profit: Gross profit for the first quarter of 2022 was $9.9 million, compared to $8.5 million for the first quarter of 2021. Gross margin for the first quarter of 2022 was 62%, compared to 64% for the first quarter of 2021. Non-GAAP gross profit for the first quarter of 2022 was $10.4 million, compared to $8.9 million for the first quarter of 2021. Non-GAAP gross margin was 65% for the first quarter of 2022, compared to 67% for the first quarter of 2021.

•

Operating (Loss): Operating loss for the first quarter of 2022 was $(7.6) million, compared to an operating loss of $(8.1) million in the first quarter of 2021. Non-GAAP operating loss for the first quarter of 2022 was $(2.1) million, compared to an operating loss of $(1.5) million in the first quarter of 2021.

•

Net (Loss): Net loss for the first quarter of 2022 was $(4.7) million, or $(0.08) per share, based on 58.0 million weighted average shares outstanding. During the first quarter of 2021, net loss was $(18.0) million, or $(0.32) per share, based on 55.8 million weighted average shares outstanding.

Definitions and reconciliations of all non-GAAP financial measures and additional information regarding operating measures are included below in the section titled “Use of Non-GAAP Financial Measures” and in the accompanying tables. All comparisons in this press release are year over year unless otherwise provided.

First Quarter 2022 Highlights and Key Metrics

•	The number of customers was 1,934 as of March 31, 2022, an increase of 8% from 1,793 as of March 31, 2021.
•	Average annual recurring revenue, or ARR, per customer increased 15% to $28,300 compared to March 31, 2021.

Additional information regarding our new customers, total customers and Annual Recurring Revenue and how each are calculated are included below.

Definitive Agreement with GI Partners

On April 29, 2022, GTY announced that it had entered into a definitive agreement to be acquired by GI Partners for $6.30 per share. The transaction is expected to close in the third quarter of 2022, subject to customary closing conditions, including approval by GTY shareholders and receipt of regulatory approvals. Upon closing of the transaction, GTY would become a private company, and its common stock would no longer be listed on any public market.

Cancellation of Earnings Conference Call and Suspension of Guidance

In light of the announced transaction with GI Partners, GTY has cancelled its earnings conference call previously scheduled for May 9, 2022. In addition, the company will not be providing financial guidance for the second quarter of 2022 and is suspending its financial guidance for the full year 2022 as a result of the pending transaction.

About GTY Technology Holdings Inc.

GTY Technology Holdings Inc. (NASDAQ: GTYH) (“GTY”) brings leading public sector technology companies together to achieve a new standard in stakeholder engagement and resource management. Through its six business units, GTY offers an intuitive cloud-based suite of solutions for state and local governments, education institutions, and healthcare organizations spanning functions in procurement, payments, grant management, budgeting, and permitting: Bonfire provides strategic sourcing and procurement software to enable confident and compliant spending decisions; CityBase provides government payment solutions to connect constituents with utilities and government agencies; eCivis offers a grant management system to maximize grant revenues and track performance; Open Counter provides user-friendly software to guide applicants through complex permitting and licensing procedures; Questica offers budget preparation and management software to deliver on financial and non-financial strategic objectives; Sherpa provides public-sector budgeting software and consulting services.

Additional Information and Where to Find It

In connection with the proposed acquisition of GTY (the “Transaction”), GTY plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Promptly after filing the definitive Transaction Proxy Statement with the SEC, GTY will mail the definitive Transaction Proxy Statement and proxy card to each shareholder entitled to vote at the special meeting to consider the Transaction. SHAREHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT GTY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by GTY with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of GTY’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by GTY with the SEC in connection with the Transaction will also be available, free of charge, at GTY’s website (https://gtytechnology.com/about/investor-materials) or by writing to GTY, Attention: Investor Relations, 800 Boylston Street, 16th Floor, Boston, Massachusetts, 02199.

Participants in the Solicitation

GTY, its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information about GTY’s directors and executive officers and their ownership of GTY’s common shares is set forth in the definitive proxy statement for GTY’s 2022 annual meeting of shareholders filed with the SEC on April 28, 2022. Free copies of these documents may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The company’s actual results may differ from its expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the company’s expectations with respect to future performance or the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by GTY’s Board of Directors in approving the Transaction; and expectations for GTY following the closing of the Transaction. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the impact of public health crises, epidemics and pandemics such as the COVID-19 pandemic on our operations, our customers and the economy, including the duration, spread and severity of such crises, and variants, vaccinations, treatments, testing, and recurrences; (2) the costs of acquisitions and the risk that the ongoing integration of the businesses acquired in our business combination and any subsequent acquisitions disrupts current plans and operations; (3) the ability to fully recognize the anticipated benefits of the business combination and any subsequent acquisitions, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably; (4) the ability to attract, retain, and motivate its key employees and, if they depart, to recruit, hire, and motivate replacements with comparable or better knowledge, skills and abilities; (5) our failure to generate sufficient cash flow from our business to make payments on our debt; (6) our ability to raise or borrow additional funds on acceptable terms; (7) changes in applicable laws or regulations and the adoption of new accounting standards, statements, and interpretations; (8) legal proceedings and investigations that could harm our business, including those relating to former special purpose acquisition companies; (9) the possibility that the company may be adversely affected by other economic, business or competitive factors, including inflation; (10) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from GTY’s shareholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained; (11) potential litigation relating to the Transaction; (12) uncertainties as to the timing of the consummation of the Transaction; (13) the ability of each party to consummate the Transaction; (14) possible disruption related to the Transaction to GTY’s current plans and operations, including through the loss of customers and employees; and (15) other risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2021 and our subsequent filings with the Securities and Exchange Commission. We caution you that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by applicable securities laws.

Use of Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, GTY has provided in this release certain financial measures that have not been prepared in accordance with GAAP defined as “non-GAAP financial measures,” which include (i) non-GAAP revenues, (ii) non-GAAP gross profit and non-GAAP gross margin, (iii) and non-GAAP loss from operations.

GTY’s management uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to the corresponding GAAP measures, in evaluating GTY’s ongoing operational performance and trends. However, it is important to note that particular items GTY excludes from, or includes in, its non-GAAP financial measures may differ from the items excluded from, or included in, similar non-GAAP financial measures used by other companies in the same industry. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP financial measures has been provided in the tables included as part of this press release.

Non-GAAP Revenues. Non-GAAP revenues are defined as GAAP revenues adjusted for the impact of purchase accounting resulting from its business combination which reduced its acquired contract liabilities to fair value. The company believes that presenting non-GAAP revenues is useful to investors as it eliminates the impact of the purchase accounting adjustments to revenues to allow for a direct comparison between periods.

Non-GAAP Gross Profit and Non-GAAP Gross Margin. Non-GAAP gross profit is defined as GAAP gross profit adjusted for the impact of purchase accounting resulting its business combination and share-based compensation. Non-GAAP gross margin is defined as non-GAAP gross profit divided by non-GAAP revenues. The company believes that presenting non-GAAP gross profit and margin is useful to investors as it eliminates the impact of the purchase accounting adjustments to allow for a direct comparison between periods.

Non-GAAP Loss From Operations. Non-GAAP loss from operations is defined as GAAP loss from operations adjusted for the impact of purchase accounting to revenues resulting from its business combination, the amortization of acquired intangible assets, share-based compensation, acquisition related costs, goodwill impairment expense, restructuring expenses and the change in fair value of contingent consideration. The company believes that presenting non-GAAP loss from operations is useful to investors as it eliminates the impact of certain non-cash and acquisition related expenses to allow a direct comparison of loss from operations between periods.

Non-GAAP Net Loss. Non-GAAP net loss is defined as GAAP net loss adjusted for the impact of purchase accounting to revenues resulting from GTY’s business combination, the amortization of acquired intangible assets, share-based compensation, acquisition related costs, goodwill impairment expense, restructuring expenses, the change in fair value of contingent consideration, loss from repurchase/issuance of shares and the change in fair value of warrant liability. The company believes that presenting non-GAAP loss from operations is useful to investors as it eliminates the impact of certain non-cash and acquisition related expenses to allow a direct comparison of loss from operations between periods.

Operating Metrics

We define the number of customers as the number of accounts with a unique account identifier for which we have an active contract in the period indicated. New customers have signed a new contract with a GTY entity in the period.

We define ARR as the annualized revenue run-rate of subscription, maintenance or transaction-based agreements from all customers at a point in time. For transaction based CityBase contracts we use the following calculation: For large projects (>$10K per month) with 12 months or more of history we use the trailing 12 months of history. For large projects with less than 12 months, we calculate an annualized value based on history available. For small projects (<$10K per month) we annualize the most recent month’s activity.

Average ARR per customer is calculated by dividing total ARR at the end of the period by the number of customers at the end of the period.

Exhibit 1

GTY Technology Holdings Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2022	March 31, 2021
Revenues	$15,900	$13,259
Cost of revenues	6,037	4,742
Gross Profit	9,863	8,517

Operating expenses
Sales and marketing (1)	5,245	3,762
General and administrative (1)	6,295	5,193
Research and development (1)	4,033	2,985
Amortization of intangible assets	3,593	3,599
Change in fair value of contingent consideration	(1,677)	1,114
Total operating expenses	17,489	16,653
Loss from operations	(7,626)	(8,136)

Other income (expense)
Interest income (expense), net	(687)	(859)
Loss from repurchase/issuance of shares	—	(5,333)
Change in fair value of warrant liability	2,956	(4,038)
Gain on extinguishment of debt	—	239
Other income (loss), net	(41)	(71)
Total other income (expense), net	2,228	(10,062)

Loss before income taxes	(5,398)	(18,198)
Benefit from income taxes	743	170
Net loss	$(4,655)	$(18,028)

Net loss per share, basic and diluted	$(0.08)	$(0.32)
Weighted average common shares outstanding, basic and diluted	58,033	55,828

Net loss	$(4,655)	$(18,028)
Other comprehensive loss: Foreign currency translation gain (loss)	(393)	255
Total other comprehensive income (loss)	(393)	255
Comprehensive loss	$(5,048)	$(17,773)

(1) Amounts include share-based compensation expense as follows:
Cost of revenues	$447	$292
Sales and Marketing	657	359
General and administrative	1,979	946
Research and development	349	226
Total share-based compensation expense	$3,432	$1,823

Exhibit 2

Reconciliations of non-GAAP Financial Measures

(in thousands)

(unaudited)

Non-GAAP Reconciliation	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Revenues	$15,900	$16,620	$13,259
Purchase accounting adjustment to revenue	129	104	122
Non-GAAP Revenues	$16,029	$16,724	$13,381

Gross Profit	$9,863	$10,120	$8,517
Purchase accounting adjustment to revenue	129	104	122
Share-based compensation	$447	$357	292
Non-GAAP Gross Profit	$10,439	$10,581	$8,931

Gross Margin	62%	61%	64%
Non-GAAP Gross Margin	65%	63%	67%

Loss from operations	$(7,626)	$(20,976)	$(8,136)
Purchase accounting adjustment to revenue	129	104	122
Amortization of intangibles	3,593	3,668	3,599
Share-based compensation	3,432	2,942	1,823
Goodwill impairment expense	—	15,827	—
Change in fair value of contingent consideration	(1,677)	(3,002)	1,114
Non-GAAP Loss from operations	$(2,149)	$(1,437)	$(1,478)

Net Loss	$(4,655)	$(20,800)	$(18,028)
Purchase accounting adjustment to revenue	129	104	122
Amortization of intangibles	3,593	3,668	3,599
Share-based compensation	3,432	2,942	1,823
Goodwill impairment expense	—	15,827	—
Change in fair value of contingent consideration	(1,677)	(3,002)	1,114
Change in fair value of warrant liability	(2,956)	(2,195)	4,038
Loss from repurchase/issuance of shares	—	—	5,333
Non-GAAP Net Loss	$(2,134)	$(3,456)	$(1,999)

Exhibit 3

GTY Technology Holdings Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$11,274	$13,329
Accounts receivable, net	13,510	12,604
Prepaid expenses and other current assets	5,766	4,191
Total current assets	30,550	30,124

Property and equipment, net	3,120	3,208
Intangible assets, net	82,935	86,528
Goodwill	268,808	268,808
Other assets	7,784	6,276
Total assets	$393,197	$394,944

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,430	$5,483
Deferred revenue - current portion	28,688	26,816
Contingent consideration - current portion	547	13
Other current liabilities	868	721
Total current liabilities	37,533	33,033

Deferred revenue - less current portion	1,687	1,979
Warrant liability	1,912	4,868
Deferred tax liability	17,137	17,738
Contingent consideration - less current portion	40,807	43,032
Term loan, net	24,940	24,641
Other long-term liabilities	3,859	2,716
Total liabilities	127,875	128,007

Commitments and contingencies

Shareholders’ equity:
Common stock	6	6
Exchangeable shares	47,447	50,358
Additional paid in capital	407,851	401,507
Accumulated other comprehensive income (loss)	(437)	(44)
Treasury stock	(8,343)	(8,343)
Accumulated deficit	(181,202)	(176,547)
Total shareholders' equity	265,322	266,937
Total liabilities and shareholders’ equity	$393,197	$394,944

Exhibit 4

GTY Technology Holdings Inc.

Condensed Statement of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities:
Net loss	$(4,655)	$(18,028)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:	257	253
Depreciation of property and equipment
Amortization of intangible assets	3,593	3,599
Amortization of right of use assets	269	279
Share-based compensation	3,432	1,823
Deferred income tax benefit	(601)	(170)
Loss on issuance/repuchase of shares	—	5,333
Change in fair value of warrant liability	(2,956)	4,038
Change in fair value of contingent consideration	(1,677)	1,114
Gain on extinguishment of debt	—	(239)
Other	298	331
Changes in operating assets and liabilities:
Accounts receivable	(866)	(789)
Prepaid expenses and other assets	(1,749)	(1,536)
Accounts payable and accrued liabilities	1,799	(813)
Deferred revenue and other liabilities	1,394	1,747
Operating lease liabilities	(229)	(348)
Net cash (used in) provided by operating activities	(1,691)	(3,406)

Cash flows from investing activities:
Capital expenditures	(170)	(31)
Proceeds from disposal of fixed assets	—	6
Net cash (used in) provided by investing activities	(170)	(25)

Cash flows from financing activities:
Contingent consideration payments	(14)	(28)
Common stock repurchases	—	(8,043)
Proceeds from issuance of common stock, net of costs	—	6,790
Other	(98)	(143)
Net cash provided by (used in) financing activities	(112)	(1,424)

Effect of foreign currency on cash	(82)	(9)

Net change in cash and cash equivalents	(2,055)	(4,864)
Cash and cash equivalents, beginning of period	13,329	22,800
Cash and cash equivalents, end of period	11,274	17,936

Company Contacts:

Investor Relations

ir@gtytechnology.com

1-877-465-3200